Exhibit 99.1

FOR IMMEDIATE RELEASE

Allscripts Stockholders Approve Misys Transaction Proposals

CHICAGO – October 6, 2008 – Allscripts Healthcare Solutions, Inc. (“Allscripts”) (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced today that at its 2008 annual meeting of stockholders, stockholders approved the proposals related to the pending transactions with Misys plc (“Misys”). The proposals approved include the issuance of shares to Misys, the amendment and restatement of Allscripts’ certificate of incorporation required as a condition to the closing of the transactions with Misys and the additional amendments and a restatement of Allscripts’ certificate of incorporation and by-laws, each as contemplated by the Agreement and Plan of Merger dated as of March 17, 2008 (the “Merger Agreement”) by and among Misys, Misys Healthcare Systems, LLC, Allscripts and Patriot Merger Company, LLC. Over 97 percent of the total shares that voted were in favor of the transaction related proposals.

At Misys’ Extraordinary General Meeting held today to approve the proposed merger of Misys Healthcare Systems, LLC with a subsidiary of, and acquisition by Misys plc of a majority stake in, Allscripts, the resolution put to Misys shareholders was duly passed.

Subject to satisfaction of all other closing conditions, Allscripts expects the transactions with Misys to be completed on or about October 10, 2008. As previously announced, the record date for the special cash dividend contemplated by the Merger Agreement is October 9, 2008. The payment of the special cash dividend, which is expected to occur on October 17, 2008, is contingent upon the closing of the transactions contemplated by the Merger Agreement.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The company’s unique solutions inform, connect and transform healthcare, delivering improved care at lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system. To learn more, visit Allscripts at www.allscripts.com.

Forward-Looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or conditions and approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Such factors may include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Misys or MHS and others; (3) the inability to complete the proposed transaction due to the failure of any party to satisfy other conditions to completion of the proposed transaction; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the transactions will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.

Allscripts Contacts:

Dan Michelson
Chief Marketing Officer
312-506-1217 dan.michelson@allscripts.com

Todd Stein
Senior Manager/Public Relations
312-506-1216 todd.stein@allscripts.com